UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2005

Winsonic Digital Media Group, Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-32231	52-2236253
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 Marietta Street, Suite 2600 Atlanta, Georgia 30303

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (770) 858-0039

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

SECTION 5 CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02(c)  Election of Directors: Appointment of Principal Officers

(1) On November 5, 2005, Eric D. Young ("Young") was appointed as Chief Operating Officer, Chief Financial Officer and a director of Winsonic Digital Media Group, Ltd. (the "Company") by the approval of the Board of Directors of the Company.

(2) Eric D. Young, age 43, has been Chief Operating Officer and Chief Financial Officer since his appointment on November 5, 2005.  From May 2005 until his appointment, Mr. Young was a Senior financial consultant with the Company, playing an integral role in the Company’s December 31, 2004 10-KSB filing, liaison with the independent auditors in preparation of the 12/31/2004 audited financial statements, as well as the primary steward of the Company’s financial operations. From 2003 thru September 2, 2005, Mr. Young also offered financial consulting services to a variety of companies, including the Major Broadcasting Cable Network, Inc., ACE III Communications, Inc. (including The Champion Newspaper and The Goodlife Magazine), among many other clients. Mr. Young contributed 13 years in various senior financial executive roles with Cox Enterprises, Inc. in the capacities of Controller of Springfield Newspapers, Inc. (1991), Assistant Controller of Dayton Newspapers, Inc. (1994), Controller and developer of Cox Ohio Publications, Inc. (1996), and Controller of the Atlanta Journal & Constitution (1997). Mr. Young is also the Treasurer of the House of Representatives for the State of Georgia, District #64. Previous and/or current affiliations include Board of Directors of the American Red Cross (Dayton), Board of Directors of Northwest Georgia Girls Scouts (Atlanta), Board of Directors of the Georgia State University Young Alumni Association, member of Mortor Board National Honor Society, member of Golden Key National Honor Society, preferred consultant for the Mary Reynold’s Babcock Foundation, and member of Beta Alpha Psi National Accounting Society. Mr. Young’s education and training background include BA in Accounting from Georgia State University, 1984, graduate of Kellogg Graduate School of Management’s Advanced Executive Program at Northwestern University, graduate of Chamber of Commerce Leadership 2000 program (Springfield, Ohio), and graduate of Chamber of Commerce’s Leadership program (Dayton, Ohio).

Other than as described in Subsection (3) below, Mr. Young and the Company had entered into an agreement dated 5/15/2005 for senior financial consulting services.

(3) Eric Young entered into an at-will employment agreement (the "Employment Agreement") with the Company dated November 5, 2005, subject to Board approval.  Mr. Young's base salary is $200,000 per year and he is entitled to an annual incentive bonus with payout potential of 50% of base pay for achievement of annual target performance goals and payout potentials of 100% of base pay for achievement of annual stretch performance goals. Mr.Young agreed to defer $5,000 per month of base salary until the next funding occurs or January 1, 2006, whichever comes first.

Young received non-qualified incentive stock options to purchase 500,000 shares of Common Stock at an exercise price of $1.00 per share in accordance with the Company's Employee Stock Option Plan. 10% of the options vested immediately upon the signing of the Employment Agreement and the remaining options shall vest at the rate of 1/12th per month for 12 months. In addition, Young received an additional restricted 750,000 shares of stock upon the signing of the Employment Agreement at a purchase price of $.01 per share, in which 1/3 vested upon the signing of the Employment Agreement, 1/3 will vest at the closing of the next round of financing or January 1, 2006, whichever is earlier, and the remaining 1/3 at when the company’s common stock resumes trading on the OTCBB.

Young is eligible to participate in the Company's current benefit plans and will be able to participate in future benefit plans as they are implemented on terms similar to those offered to the Chairman of the Board and CEO. In addition, Young will be entitled to four (4) weeks paid vacation per year.

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Young may engage in such personal, noncompetitive business, civic, charitable and/or religious activities as he may deem appropriate, provided that the activities do not materially interfere or conflict with his responsibilities to, or his ability to perform his duties of employment as a full-time employee under the Employment Agreement.

If Young is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement), he will be entitled to severance of his base salary prorated through the date of termination. If Young is terminated without Cause or resigns with Good Reason, he will be entitled to severance of his base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus continuation of base salary, benefits and target bonus for twelve (12) months thereafter.

Young is required to keep all confidential and/or proprietary information as being strictly confidential and may not disclose such information except in the furtherance of the Company's business. In addition, Young may not engage in or have any direct interest in any person, firm, corporation or business that is directly competitive with the business of the Company. However, Young may own not more than 20% of the securities of any company, private or publicly traded.

SECTION 9- FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Listed below are all exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

*10.1	Employment Agreement for Eric D. Young

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINSONIC DIGITAL MEDIA GROUP, LTD. (Registrant)

Date: Novemeber 5, 2005	By:	/s/ Winston Johnson
Winston Johnson
Chief Executive Officer

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